ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 28, 1999, by and between The Lamaur Corporation, a Delaware corporation ("Seller"), and Tiro Industries, Inc., a Minnesota corporation ("Purchaser").

     1. Purchase and Sale of Assets. Purchaser agrees to purchase from Seller, and Seller agrees to sell, convey and assign to Purchaser, for the Purchase
Price set forth below, and on the terms and conditions set forth in this Agreement, the following described assets (the "Assets") which are located at or which relate to the land and building (the "Land" and the "Building"; collectively, the "Property") commonly known as 5601 East River Road, Fridley,
Minnesota:

     (a) Personal Property. All Building fixtures, trade fixtures, equipment and other tangible personal property owned by Seller and/or a Seller-related entity, and now located on or at the Property,
         including,  without  limitation,  the property   listed  on  the
         Schedule  of  Personal   Property   attached  hereto (collectively,
         the "Personal Property"). (The Schedule of Personal Property consists of a cover page followed by 50 pages of listings. The Personal Property includes (i) the package engineering equipment,
         (ii) the aerosol research and development laboratory equipment, and (iii) certain additional laboratory equipment.
         (Notwithstanding Purchaser's acquisition of title to the equipment described in clauses (ii) and (iii), Seller may share in the use of the same, upon the terms and conditions set forth in the lease between Seller and Purchaser of even date herewith (the "Lease to Seller"), for a period of two years from the Closing Date, as that term is hereinafter defined. Similarly, during such two-year period, Seller shall have access to the package engineering department for Seller's use, again pursuant to the terms and conditions of the Lease to Seller.)

     (b) Capital Leases. In addition to Purchaser's acquisition of the Personal Property, Purchaser shall also assume Seller's interest in certain capital leases with Cargill Leasing Corporation (Lease Nos. 05491-001, 002, 003 and 004); Trans-Alarm Inc.; and bioMerieux Vitek, Inc. (Account No. 07083 for a Bactometer) (collectively, the "Capital Leases"). Seller shall cooperate with Purchaser with respect to the assignment and assumption of the Capital Leases. The lease obligations to be assumed shall be those in effect on the Closing Date.

     (c) Certain Building Equipment. Pursuant to paragraphs (a) and (b) above, Purchaser will acquire title to, or assume the lease with respect to, the Building's telephone and security systems. The telephone system shall be shared with Seller during the term of the Lease to Seller, in accordance with the terms and conditions of the Lease to Seller. Purchaser shall also take possession of, and Seller shall convey unencumbered title to, the Building's computer network, including the cabling and connectors, as shown on computer network drawing dated September 10, 1999 appended hereto, but subject to Notes A, B, C and D shown on the bottom of the drawing. During the term of the Lease to Seller, Seller shall have access to the computer network cabling in order to maintain its computer network.

     (d) Formulas and Technology. In addition to the Purchase Price, Purchaser agrees to a limited monthly license fee of $7,000.00 for twenty-four
          (24) months the following items, regardless of whether the same are used by Purchaser, with the first installment due at Closing:

     (i) Royalty Free License. Seller shall convey to Purchaser a royalty free license to use any and all of Seller's current contract manufacturing formulas in any manufacturing done by Purchaser for Seller or by Purchaser for any of Seller's contract manufacturing customers, which license shall become perpetual and irrevocable upon the final license payment.

     (ii) Aerosol Technology.

          (A) Changes to Seller's Formulas. Purchaser shall have the unrestricted right to amend, change, add to, improve or otherwise alter any of Seller's aerosol formulas (the "Updated Formulas") and to use the Updated Formulas, without restriction, and without additional compensation to Seller; provided, however, that Seller shall then have the limited right to use any such Updated Formulas in products to be marketed to any of Seller's customers, but only to the extent that the manufacturing of such products is contracted with and performed by Purchaser, which rights shall become perpetual upon the final license payment.

          (B) Newly Developed Formulas. Purchaser shall have the unrestricted right to develop Purchaser's own aerosol formulas and technology. Purchaser shall be the sole and exclusive owner of technology and formulas developed by it, and Seller shall have no right to receive royalties, fees, compensation or other benefits from any of the same.

     (iii) CARB Exemption. Seller shall assist Purchaser in gaining exemptions from regulations promulgated by the California Air Resources Board ("CARB") for any products or formulas to be manufactured by Purchaser.

          Purchaser may set off amounts due Seller  hereunder  from amounts due Purchaser from Seller under the Lease between Seller and Purchaser. Conversely, Seller may set off amounts due Purchaser under the Lease between Seller and Purchaser from amounts due from Purchaser hereunder.

     (e) Right of First Refusal. At Closing, Seller shall execute and deliver a right of first refusal agreement pursuant to which Seller grants Purchaser a right of first refusal to purchase the Excluded Assets described in clauses (1) and (3) below. The right of first refusal shall apply to the sale of any one or more of such assets, but shall not apply in the event such assets are proposed to be sold as part of a package with Seller's other assets. The right of first refusal shall provide Purchaser the right to purchase the asset or assets being sold for a period of ten (10) days after notice is given by Seller to Purchaser of a pending sale of such asset or assets to a third-party purchaser on terms substantially the same as those offered to such third-party purchaser.

     Notwithstanding  the  all  inclusive   definition  of  the  term  "Personal
Property", the Personal Property shall not include the following described assets (the "Excluded Assets"):


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



     (1) Computer. The AS400 Computer System and related furniture and equipment in the Building's computer room, as described on the Schedule of Excluded Assets attached hereto. The Schedule consists of a cover page followed by 19 pages of listings. Notwithstanding the fact that the AS400 Computer System and related furniture and equipment are part of the Excluded Assets, Purchaser shall have the right to use the same, and the software associated therewith, in common with Seller during the term of the Lease between Seller and Purchaser. Purchaser shall pay Seller the allocated use of Seller's computer employees. Purchaser shall not be required to pay for computer run time. Purchaser shall pay any license fees which are required to be paid to allow Purchaser's lawful use of the computer software.

     (2)  Artwork. Seller's artwork.

     (3) Office Furniture and Equipment and Krones Machine. The office equipment and furniture in the executive, sales and marketing, purchasing and accounting areas of the Building and the Krones Machine ("Seller's Retained Equipment"), all as further described on Schedule 6 hereto.


     (4) Seller's Raw Material Inventory. Seller's raw material inventory. Purchaser may purchase from Seller, after the Closing Date, that raw material inventory of Seller that Purchaser, in its sole discretion, deems useful to it, but only on a when-and-if-used basis. Any such subsequent purchases of raw material inventory shall be at Seller's cost therefor, as documented by vendor or supplier invoices to Seller.

     (5) Work in Process Inventory. Seller's work in process inventory. With respect to Seller's work in process inventory, Purchaser will agree to convert the same to finished product at a mutually agreed-upon up-charge.

     (6)  Seller's Finished Goods Inventory. Seller's finished goods inventory.

     (7) Contract Manufacturing Finished Goods Inventory. Seller's contract manufacturing finished goods inventory.

     (8)  Seller's Books and Records. Seller's accounting and corporate records.

     (9) Intangible Property and Accounts. Except as described in paragraph 1(d) hereof, Seller's intangible property or accounts receivable.

     (10) Molds, Tools, Dies. Seller's molds, tools and dies.

     (11) Show Booths. Seller's trade fair show booths.

     2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Assets shall be Four Million Eight Hundred Thousand and No/100 Dollars ($4,800,000.00) (the "Purchase Price"). Provided that all conditions precedent to Purchaser's obligations to close, as set forth in this Agreement (the "Conditions Precedent"), have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds at Closing. The Assets are being sold and purchased at their fair market value, as determined by arm's-length negotiation,


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



     and such allocation properly reflects the value of the Assets. The allocation of the Purchase Price to the Assets shall be binding on both parties for federal and state income tax purposes and shall be consistently so reflected by each party in its respective federal and state income tax returns.

     3. Closing. The purchase and sale contemplated herein shall be consummated at a closing (the "Closing") to take place at the offices of Purchaser's counsel in Minneapolis, Minnesota. The Closing shall occur contemporaneously with the closing of the purchase and sale of the Property pursuant to the terms of the Purchase and Sale Agreement of even date herewith between Seller and Purchaser (the "Purchase and Sale Agreement"). In the event the closing contemplated by the Purchase and Sale Agreement does not occur, the closing contemplated by this Agreement shall not occur. Conversely, if the closing contemplated by this Agreement does not occur, the closing contemplated by the Purchase and Sale
Agreement shall not occur, it being the understanding and agreement of the parties hereto that both such agreements shall close simultaneously, or neither shall close. The Closing shall be effective as of 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Assets shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of paragraph 16 below.

     4. Earnest Money. The Earnest Money paid by Purchaser pursuant to the Purchase and Sale Agreement shall also be earnest money under this Agreement, but the Earnest Money shall only be credited against the purchase price due on the closing of the sale of the Property.

     5. Seller's Deliveries. Seller has delivered to Purchaser all documents listed on Exhibit B to the Purchase and Sale Agreement (the "Seller's Deliveries"), which Seller's Deliveries include deliveries with respect to the Assets.

     6. Inspection Period.

     (a) Property Inspection. At all times prior to Closing (the "Inspection Period"), Purchaser, its agents and representatives, shall be entitled to conduct an "Assets Inspection" (provided Purchaser shall not perform any invasive or intrusive testing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed), which will include the right to enter upon the Land and Building, on reasonable notice to Seller, to perform inspections and tests of the Assets. The Assets Inspection shall also include a review and analysis of Seller's research, development, chemical formulation, manufacturing, packaging and other practices and procedures utilized by Seller in manufacturing Seller's brand name products, which review and analysis shall include, without limitation, a review, analysis and inventory of Seller's formulas, raw materials, work in process and manufactured goods, and such other inspections and investigations of the Assets as Purchaser deems necessary or advisable. In addition, Seller shall provide Purchaser with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, with respect to any part or all of the Assets.

               During the Inspection Period, Seller shall not assign or contract out any of its manufacturing business, and shall conduct its business substantially in accordance with its current business and manufacturing practices and procedures, so as to maintain as closely as possible the status quo of the manufacturing facilities and workforce, including, without limitation, the aerosol technical personnel, the Building engineers, the equipment technicians and the manufacturing lead persons.


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




               (b) Environmental Assessment; Environmental Due Diligence. The provisions of paragraph 6(b) of the Purchase and Sale Agreement shall also be applicable to Purchaser's inspection of the Assets.

               (c) Purchaser's Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed pursuant to this paragraph 6 to be performed in a manner that does not disturb or disrupt the tenancies or business operations of the Seller or of any of the Property's tenant. In the event that, as a result of Purchaser's exercise of its rights under subparagraphs 6(a) and 6(b), any damage occurs to the Assets, then Purchaser shall promptly repair such damage, at Purchaser's sole cost and expense, so as to return the Assets to substantially the same condition as exists on the date hereof. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses, incurred or sustained by the claim of any person made by reason of Purchaser's activities as permitted pursuant to this paragraph 6. This covenant shall survive the termination of this Agreement.

               (d) Confidentiality. Each party agrees to maintain in confidence, and not to disclose to third parties, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to
          Purchaser, its agents and representatives in connection with Purchaser's investigation of the Assets and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data
          (i) to such party's accountants, attorneys, prospective lenders, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, the "Representatives") to the extent that such Representatives reasonably need to know such information and data in order to assist and perform services on behalf of Purchaser or Seller; (ii) to the extent required by any applicable statute, law, regulation or
          Governmental Authority (as hereinafter defined); and (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

         7.       Title Matters.

               (a) Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a warranty bill of sale (the "Bill of Sale") conveying the Personal Property to Purchaser, or to Purchaser's assignee pursuant to paragraph 18 hereof, together with such other conveyance, transfer and assignment documents as are referred to in paragraph 13 hereof, so as to transfer all of the Assets to Purchaser free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions, as that term is defined in the Purchase and Sale Agreement.

               (b) No Assumption of Liabilities. Purchaser will not assume any liabilities of Seller, except as expressly set forth in this
          Agreement. All liabilities of Seller not assumed by Purchaser will either be paid in full at Closing or retained by Seller as the obligations of Seller. To the extent there are liens or other encumbrances on the Assets, the Purchase Price shall be applied in such manner as to release those liens and other encumbrances effective at Closing.

               8A. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date and shall be true in all material respects as of the Closing Date.


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



               (a) Title. Other than as described in the Commitment, as that term is defined in the Purchase and Sale Agreement, the Seller is the legal, lawful and rightful owner of the Assets, and, other than with respect to the Permitted Exceptions, has or will at Closing have good and marketable title to the Assets, free and clear of all mortgages and security interests, leases, agreements and tenancies, licenses, claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Assets.

               (b) Y2K Compliance. Seller has made or has caused to be made an examination and evaluation of the various computer systems which are integral to the Assets, including, without limitation, any computer systems utilized in the operation and/or maintenance of the Assets, and has disclosed the extent and results of that examination and evaluation to Purchaser.

               (c) Defaults. Seller is not in default under any of the documents referred to as the Seller's Deliveries.

               (d) Contracts. The only contracts ("Contracts") of any kind relating to the management, leasing, operation, maintenance or repair of the Assets are those which have been disclosed to Purchaser as part of the Seller's Deliveries.

               (e) Physical Condition. To the best of Seller's knowledge, the Personal Property is in operating condition. None of the Personal Property shall be removed from the Property, unless replaced by personal property of equal or greater utility and value.


               (f)  Compliance  with Laws and  Codes.  Seller  has  received  no written notice of any violations (collectively, "Violations" and individually, a "Violation") of any applicable local, state or federal laws, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Assets or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale of the Assets, including, without limitation, building, health and environmental laws, regulations and ordinances, any equal access opportunity laws, regulations and ordinances (collectively, "Legal Requirements"), whether or not officially noted or issued.

               (g) Litigation. Except as disclosed in Exhibit D to the Purchase and Sale Agreement, there are no actions, suits, proceedings, claims, orders, decrees or judgments affecting Seller, its business, prospects or conditions (financial or otherwise), or the Assets, or any portion thereof, or relating or arising out of the ownership or operation of the Assets or any portion thereof which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or governmental instrumentality. Seller is not now a party to any litigation affecting the Assets, and, to the best of Seller's knowledge, no litigation has been threatened. There is no litigation pending, nor, to the best of Seller's knowledge, threatened which would affect the Assets or Purchaser after Closing.


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               (h) Seller's  Deliveries.  All Seller's  Deliveries are complete, accurate, true and correct in all material respects, and accurately set forth the subject matter thereof. There has been no material adverse change in any of the information and other disclosures set forth in Seller's Deliveries since the respective dates thereof.

               (i) Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, are to be duly authorized by Seller, its shareholders and board of directors, pursuant to paragraph 27 of the Purchase and Sale Agreement, and are so authorized, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under or acceleration of any agreement to which Seller is a party or by which Seller or the Assets is or are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Assets is or are subject.

               (j) Existing Indebtedness on the Assets. To the best of Seller's knowledge, the Existing Financing (as hereinafter defined) is in full force and effect, and, to the best of Seller's knowledge, Seller is not in default thereunder. Seller will (and is legally entitled to), on or before the Closing Date, pay off, satisfy and discharge (of record and in fact) the Existing Financing, and shall pay all fees, costs and penalties related to or required pursuant to such payment. "Existing Financing" shall mean any documents evidencing or securing any loans with respect to the Assets, but shall not include the Capital Leases.

               The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 8A as a result of any of Seller's representations and warranties being untrue, inaccurate or incorrect, if Purchaser has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The representations and warranties of Seller contained in this paragraph 8A will survive the Closing for a period of eighteen (18) months after the Closing, and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

               8B. Purchaser's Representations and Warranties. The Purchaser's representations and warranties, as set forth in paragraph 8B of the Purchase and Sale Agreement shall also apply to Purchaser's purchase of the Assets and to this Agreement.

               9. Covenants of Seller. Effective as of the execution of this Agreement, Seller hereby covenants with Purchaser as follows:

               (a) New Leases. Subsequent to the Contract Date, Seller shall neither amend any Capital Lease in any material respect nor execute any new lease, license or other agreement affecting the ownership or operation of the Assets, without Purchaser's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.


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



               (b) New Contracts. Subsequent to the Contract Date, Seller shall not enter into any contract with respect to the ownership or operation of the Assets that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Assets, without
          Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not more than thirty (30) days notice.

               (c) Insurance. Seller shall maintain its current insurance on the Assets and keep the same continuously in force and effect through and including the Closing Date.

               (d) Operation of Assets. Seller shall operate and manage the Assets in a manner consistent with past practices, maintaining present services, and shall maintain the Assets in their present condition, normal wear and tear and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof); shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Assets consistent with past practices; and shall perform, when due, all of Seller's obligations under the Capital Leases, Governmental Approvals and other agreements relating to the Assets and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Assets. Except as otherwise specifically provided herein, Seller shall deliver the Assets at Closing in substantially the same condition as they are on the Contract Date, reasonable wear and tear excepted and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof).

               (e) Pre-Closing Expenses. Seller has paid or will pay in full, prior to Closing, all bills and invoices then due and payable for labor, goods, material and services of any kind relating to the Assets and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Assets have been or will, by the Closing, be completed and paid for in full, to the extent payable as of the Closing Date. After Closing, Seller shall pay when due and payable all bills and invoices for expenses incurred before the Closing Date.

               (f) No Assignment. After the Contract Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Assets or any interest therein.

               (g) Availability of Records. Upon Purchaser's request, for a period of two (2) years after Closing, Seller shall use good faith efforts to (i) make all records relating to the Assets and the operation thereof available to Purchaser for inspection, copying and audit by Purchaser's designated accountants; and (ii) cooperate with Purchaser (without any expense to Seller) in obtaining any and all permits, licenses, authorizations and other Governmental Approvals necessary for the operation of the Assets.

               (h) Change in Conditions. Seller shall promptly notify Purchaser of any change in any condition with respect to the Assets or of the occurrence of any event or circumstance that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Purchaser under this Agreement incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Purchaser under this paragraph 9(g) shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

     All covenants made in this Agreement by Seller shall survive the Closing and shall not be merged into any All covenants made in this Agreement by Seller shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing. The covenants of Seller contained in this paragraph 9 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach of such covenant must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice of commence an action on any such alleged breach within the time period as specified herein shall constitute a waiver of any such claim.

     10. Environmental Warranties. To Seller's best knowledge, and except as may be disclosed in the February 14, 1996 Phase I Environmental Assessment prepared for Seller by The Forrester Group, as updated by the Update Report dated March 28, 1999, during the period of Seller's ownership of the Assets, the Assets have been and continue to be owned and operated in compliance with all Environmental Laws, as that term is defined in the Purchase and Sale Agreement. Seller has not received any written notice or written report from any Governmental Authority or third party alleging that Seller has not been issued or is not in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses or other authorizations from applicable Governmental Authorities relating to Environmental Laws with respect to the Assets. The warranties made in this paragraph 10 by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 10 as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in this paragraph 10 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     11. Additional Conditions Precedent to Closing. In addition to the other conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Purchaser's obligation to close hereunder:

               (a) Physical Condition. The physical condition of the Assets shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage (as defined in paragraph 16 hereof).

               (b) Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser's sole discretion, materially and adversely affect the value or marketability of the Assets, or the ability of Purchaser to operate the Assets in the manner they are being operated on the Contract Date.

               (c) Other Agreements. On the Closing Date, Seller shall have executed and delivered to Purchaser the following agreements between Seller and Purchaser: the Purchase and Sale Agreement, the Lease to Seller and the Contract Manufacturing Agreement, together with the documents contemplated by such agreements, and together with the documents described in paragraph 13 hereof.

               (d) Material Adverse Change. As of the Closing Date, there shall have been no material adverse change with respect to the Assets occurring after the Contract Date that information relevant thereto was presented to Purchaser.

     12. Capital Leases - Conditions Precedent and Warranties with Respect Thereto. With respect to each of the Capital Leases, Seller represents and warrants to Purchaser as follows, the ongoing truth of the following being a Condition Precedent to Purchaser's obligation to close:

               (a) Each of the Capital Leases is in full force and effect according to the terms set forth therein, and has not been modified, amended or altered, in writing or otherwise.

               (b) Seller, as tenant, is not in default under any of the Capital Leases. All obligations of the Seller under the Capital Leases that accrue to the date of Closing have been performed, including, but not limited to, all required payments due the landlords thereunder.

               (c) Seller is not in default under and is not in arrears in the payment of any sums or in the performance of any obligations required of it under the Capital Leases.

               (d) No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Capital Leases, is pending nor to the best of Seller's knowledge, threatened, whether in any tribunal or informally.


               The warranties made in this paragraph 12 by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 12 as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in this paragraph 12 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     13. Seller's Closing Deliveries. At Closing (or at such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance acceptable to Purchaser:

          (a) Bill of Sale. The Bill of Sale, executed by Seller, conveying the Personal Property to Purchaser free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.

          (b) General Assignment. An assignment, executed by Seller, to Purchaser of all right, title and interest of Seller and its agents in and to all matters relating to the use and operation of the Assets, including, but not limited to, the Governmental Approvals, to the extent assignable, which assignment shall list and identify, without limitation, on an exhibit thereto, all licenses, permits and approvals pertaining to the Assets, the issuer and date thereof, and the expiration date, if any, related thereto.

          (c) Assignment of Capital Leases. An assignment, executed by Seller, to Purchaser of the Capital Leases with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with the Capital Leases and relating to the period of time prior to Closing, and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the Capital Leases and relating to the period of time after the Closing. Seller and Purchaser shall work cooperatively to obtain such consents or approvals of the Capital Leases as the lessors thereunder may require in connection with the assignment and assumption of the Capital Leases as contemplated hereby.

          (d) Building Equipment. A bill of sale, assignment of lease or other document of conveyance as may be necessary to transfer the Building equipment described in paragraph 1(c) hereof to Purchaser, free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.

          (e) Formulas and Technology. The royalty-free license described in paragraph 1(d)(i) hereof, together with such other documents as may be necessary to transfer the rights described in paragraph 1(d) hereof to Purchaser, free and clear of all liens, claims and encumbrances, except the Permitted Exceptions. In addition, Seller agrees to execute such applications, consents and approvals as may be necessary or appropriate in assisting Purchaser in gaining exemptions from regulations promulgated by CARB, in transferring and assigning all ATF formula registrations, and in transferring any other regulatory or customer required documentation.

          (f) Original Documents. To the extent not previously delivered to Purchaser, originals of the Capital Leases and Governmental Approvals, or, if the originals are not in Seller's control, Seller certified copies thereof.

          (g) Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

          (h) Other. Such other documents and instruments as may reasonably be required by Purchaser, its (or its lenders') counsel, and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

     After Closing, Seller shall execute and deliver to Purchaser such further documents and instruments as Purchaser shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto, which documents and instruments shall be prepared at Purchaser's expense.

     14. Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

          (a) Amounts paid or payable under the Capital Leases shall be prorated.

          (b) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

     For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Assets, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing. Items of income and expense for the period prior to the Closing Date will be for the account of Seller, and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.

     15. Closing Expenses. Purchaser shall pay any cost, fee or other expense of obtaining consents to the assignments and assumptions contemplated hereby, including any assumption fees charged by the landlords under or pursuant to the Capital Leases. Each party shall pay one-half of the cost of any escrows hereunder. Notwithstanding the foregoing, Seller's obligations under the preceding sentences of this paragraph 15, when added to Seller's obligations under paragraph 15 of the Purchase and Sale Agreement, shall not exceed
$50,000.00. Each party shall pay its own legal, accounting and other expenses associated with the transaction contemplated by this Agreement, whether or not consummated. The parties shall share the expense of the Personal Property appraisal on an equal 50/50 basis.

     16. Destruction, Loss or Diminution of Assets. If, prior to Closing, all or any portion of the Assets is damaged by fire or other natural casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

          (a) If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, "repair and/or replacement"), when added to the loss occasioned by Eminent Domain involving the Property, is $200,000.00 or less, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall close and take the Assets as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the repair and/or replacement. Any casualty insurance or condemnation proceeds shall be the sole property of Seller.

          (b) If the aggregate cost of repair and/or replacement of the Assets and Property is greater than $200,000.00, in the opinion of Purchaser's and Seller's respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (ii) proceed to close subject to (1) a credit against the Purchase Price in the amount of the deductible under the applicable insurance policies, and (2) an assignment of the proceeds of Seller's casualty insurance for all such Damage (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim. (Termination of this Agreement shall result in the automatic termination of the Purchase and Sale Agreement, and termination of the Purchase and Sale Agreement shall result in the automatic termination of this Agreement.)

          (c) In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in Minnesota who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

     17. Default/Failure of Condition Precedent.

          (a) Default by Seller. Except as otherwise provided herein, if any of Seller's representations and warranties contained herein shall not be true and correct on the Contract Date and continuing thereafter through and including the Closing Date, or if Seller shall have failed to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), Purchaser may elect either to (i) terminate Purchaser's obligations under this Agreement by written notice to Seller; or (ii) except as otherwise provided in this Agreement, pursue an action for specific performance of this Agreement to compel Seller to perform its obligations under this Agreement.

          (b) Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Assets, then Seller's sole and exclusive remedy shall be to retain the Earnest Money and receive an additional $200,000.00 from Purchaser, the total $450,000.00 amount thereof being fixed and liquidated damages, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages for the breach of this Agreement and/or for the breach of the Purchase and Sale Agreement. Seller shall have no other remedy for any default by Purchaser. The total $450,000.00 liquidated damage amount represents the total liquidated damages in the event of default by Purchaser under either this Agreement, the Purchase and Sale Agreement, or both this Agreement and the Purchase and Sale Agreement.

          (c) Failure of a Condition Precedent. In the event any Condition Precedent described herein shall not at or before Closing have been fulfilled or waived in writing by the Purchaser, then Purchaser may, at Closing, elect to terminate its obligations under this Agreement, in which event both this Agreement and the Purchase and Sale Agreement shall
     terminate,   and  the  Earnest  Money  shall  be  returned  immediately  to
     Purchaser.

     18. Successors and Assigns. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Assets or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to any related entity, including (i) a wholly-owned subsidiary of Purchaser ("Affiliate"), (ii) an entity owned or controlled by Purchaser or an Affiliate, (iii) an entity which owns or controls Purchaser, or
(iv) an entity which is owned or controlled by either one or both of Purchaser's owners, namely, Robert O. Vaa or Wallace R. Hlavac.

No such assignee shallaccrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Purchaser shall also have the right, exercisable prior to Closing, to designate any such related entity as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Seller at Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), and the assignor shall remain liable hereunder. In the event that any such related entity shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.

     19. Dispute Resolution. The dispute resolution provisions of paragraph 19 of the Purchase and Sale Agreement are hereby incorporated by reference, and shall be applicable to any dispute arising out of or relating to this Agreement.

     20. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

         Seller:                    John D. Hellmann
                                            Lamaur Corporation
                                            5601 East River Road
                                            Fridley, MN  55432-6198
                                            Fax: 612.572.2885

         With a Copy to:                    Eric H. Galatz
                                            Leonard, Street and Deinard, P.A.
                                            150 South Fifth Street, Suite 2300
                                            Minneapolis, MN  55402
                                            Fax: 612.335.1657

         And:                               Howard Clowes
                                            Gray Cary Ware Freidenrich
                                            139 Townsend Street
                                            Suite 400
                                            San Francisco, CA  94107

        Purchaser:                          Tiro Industries, Inc.
                                            Attn:  Robert O. Vaa
                                            2700 East 28th Street
                                            Minneapolis, MN  55406
                                            Fax: 612.722.1464

         With a Copy to:                    Richard E. Poston
                                            1314 Marquette Avenue, Suite 805
                                            Minneapolis, MN  55403-4121
                                            Fax:  612.317.1042

         And:                               John B. Winston
                                            Winston Law Office
                                            4420 IDS Center
                                            80 South 8th Street
                                            Minneapolis, MN  55402
                                            Fax: 612.338.6351

Notices shall be deemed properly  delivered and received when and if either
(i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) on the first business day following transmission by facsimile to the number indicated; or (iv) two (2) business days after being deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid.

     21. Benefit. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in paragraph 18, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

     22. Limitation of Liability. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Purchaser shall not assume or otherwise become responsible for any liabilities of Seller, except those which are assigned to Purchaser by Seller and which are assumed by Purchaser pursuant to this Agreement. Seller will indemnify Purchaser for all liabilities, except those expressly assumed by Purchaser. Without limiting the foregoing, (i) Purchaser shall have no obligation to hire any of Seller's employees currently employed at the Property, except as provided in paragraph 29 of the Purchase and Sale Agreement, and (ii) all employee-related liabilities and obligations, whether for salary, benefits, severance, notice under the Worker Adjustment and Retraining Notification Act or comparable state statute or otherwise, shall be the responsibility of Seller, except to the extent Purchaser fails to comply with paragraph 29 of the Purchase and Sale Agreement. Again, without limiting the foregoing, all accrued liability for employee vacation time shall be and remain the responsibility of Seller, notwithstanding the fact that various employees of Seller may come to be employed by Purchaser. Notwithstanding the foregoing, but again without creating any liability for Purchaser, Seller and Purchaser shall work cooperatively with respect to any hiring of Seller's employees that Purchaser may elect to employ, such that Purchaser shall not solicit employees of Seller whom Seller desires to retain as employees, and such that Seller shall encourage those of its employees whom it does not desire to retain, and whom Purchaser desires to hire, to enter the employ of Purchaser. Purchaser shall in no event be liable and assumes no obligation or liability with respect to any benefit plans to any employees or former employees of Seller, and in any event shall assume no liability to any such employees regardless of whether they become employees of Purchaser, for benefits attributable to periods to Closing. Seller shall have the obligation to notify its employees of any benefits available under federal, state or local law. The provisions of this Agreement shall not inure to the benefit of any third party, and nothing herein is intended to confer upon any employee of Seller or Purchaser, or any legal representative or beneficiary of any such employee, any rights of employment or any other legal rights or remedies of any nature whatsoever.

     23. Brokerage. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, reasonable attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this paragraph 23 shall survive any termination of this Agreement.

     24. Reasonable Efforts. Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, the landlords under the Capital Leases and Governmental Authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Assets to Purchaser in accordance with this Agreement.

     25. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (b) Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Minnesota for observance thereof.

          (c) Conditions Precedent. The obligations of Purchaser to make the payments described in paragraph 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.

          (d) Seller's Representations and Warranties. Relative to each representation and warranty made by Seller in this Agreement, Seller shall be charged with making reasonable inquiries as to the accuracy thereof to its officers and to the current managers of the Property and/or Assets.

          (e) Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive portions hereof.


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



          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

          (g) Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

          (i) Good Faith. All action required pursuant to this Agreement that is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Purchaser, and Seller and Purchaser shall furnish to the other party hereto such documents or further assurances as the other party hereto may reasonably require.

     26. Additional Provisions. The additional provisions set forth in paragraphs 26, 27, 28 and 29 of the Purchase and Sale Agreement shall also be applicable to this Agreement, with the understanding that both the Purchase and Sale Agreement and this Agreement shall, for the purposes of said paragraphs 26, 27, 28 and 29, be considered but one agreement as to which said paragraphs shall be applicable.

     IN AGREEMENT, the parties hereto have executed this Agreement as of September 28, 1999, being the Contract Date referred to herein.


SELLER:

THE LAMAUR CORPORATION

By: /s/
_________________________________

         Its_____________________________

PURCHASER:

TIRO INDUSTRIES, INC.

By: /s/
__________________________________

         Its_____________________________



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